Filed Pursuant to Rule 433

Registration Statement No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$1,500,000,000

4.875% SENIOR NOTES, DUE APRIL 2044

FINAL TERM SHEET

Dated March 27, 2014

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)
Title of the Series:	4.875% Senior Notes, due April 2044
Aggregate Principal Amount Initially Being Issued:	$1,500,000,000
Issue Price:	99.906%
Trade Date:	March 27, 2014
Settlement Date:	April 1, 2014 (T+3)
Maturity Date:	April 1, 2044
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	30/360
Interest Rate:	4.875% per annum
Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2014, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual
Treasury Benchmark:	30 year U.S. Treasury, due November 15, 2043
Treasury Yield:	3.511%
Treasury Benchmark Price:	104-12
Spread to Treasury Benchmark:	+137 bps
Reoffer Yield:	4.881%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	ABN AMRO Securities (USA) LLC, Banca IMI S.p.A., Barclays Capital Inc., BBVA Securities Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, Danske Markets Inc, Deutsche Bank Securities Inc., Fifth Third Securities, Inc., ING Financial Markets LLC, Lloyds Securities Inc., Mizuho Securities USA Inc., nabSecurities, LLC, Natixis Securities Americas LLC, RBS Securities Inc., Santander Investment Securities Inc., Scotia Capital (USA) Inc., Standard Chartered Bank
Junior Co-Managers:	CastleOakSecurities, L.P., The Williams Capital Group, L.P.
CUSIP:	06051G FG9
ISIN:	US06051GFG91

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1- 800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

1